UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12
OIL STATES INTERNATIONAL, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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OIL STATES INTERNATIONAL, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held on May 17, 2007

To the Stockholders of
Oil States International, Inc.:

NOTICE IS HEREBY GIVEN THAT the Annual Meeting of Stockholders of Oil States International, Inc., a Delaware corporation (the “Company”), will be held at The DoubleTree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on the 17th day of May, 2007 at 9:00 a.m., central time (the “Annual Meeting”), for the following purposes:

(1) To elect three (3) Class III members of the Board of Directors (see page 3);

(2) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ended December 31, 2007 (see page 30); and

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

The Company has fixed the close of business on March 15, 2007 as the record date for determining stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments thereof. Stockholders who execute proxies solicited by the Board of Directors of the Company retain the right to revoke them at any time; unless so revoked, the shares of common stock represented by such proxies will be voted at the Annual Meeting in accordance with the directions given therein. If a stockholder does not specify a choice on such stockholder’s proxy, the proxy will be voted “FOR” the nominees for director named in the attached Proxy Statement and “FOR” the ratification of the appointment of the independent accountants for the Company named in such Proxy Statement. The list of stockholders of record of the Company may be examined at the offices of the Company beginning on March 16, 2007 and at the Annual Meeting.

Further information regarding the Annual Meeting is set forth in the attached Proxy Statement.

By Order of the Board of Directors

Sincerely,

Robert W. Hampton
Secretary

Houston, Texas
April 10, 2007

YOU ARE CORDIALLY INVITED TO ATTEND THE ANNUAL MEETING. HOWEVER, WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND MAIL PROMPTLY THE ENCLOSED PROXY IN THE ENCLOSED POSTAGE PAID ENVELOPE. THE PROXY IS REVOCABLE AND WILL NOT BE USED IF YOU ARE PRESENT AT THE ANNUAL MEETING AND VOTE YOUR SHARES IN PERSON.

OIL STATES INTERNATIONAL, INC.

PROXY STATEMENT
FOR THE ANNUAL MEETING OF STOCKHOLDERS OF
To Be Held on Wednesday, May 17, 2007

Page

Proxy Statement	1
Solicitation	1
Outstanding Voting Securities and Voting Rights	1
Proposal 1 — Election of Directors	3
Executive Officers and Directors	4
Corporate Governance	6
Committees and Meetings	7
Executive Compensation	10
Compensation Committee Report	18
Summary Compensation Table	18
Grants of Plan Based Awards	20
Outstanding Equity Awards at Fiscal Year-End	21
Options Exercises and Stock Vested	22
Nonqualified Deferred Compensation	23
Potential Payments Upon Termination or Change of Control	23
Director Compensation	29
Security Ownership	31
Proposal 2 — The Ratification of Appointment of Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm (Independent Accountants)	32
Audit Committee Disclosure	32
Section 16(a) Beneficial Ownership Reporting Compliance	35
Stockholder Proposals	35

OIL STATES INTERNATIONAL, INC.

Three Allen Center
333 Clay Street, Suite 4620
Houston, Texas 77002

PROXY STATEMENT
FOR THE
ANNUAL MEETING OF STOCKHOLDERS

SOLICITATION

The following information is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Oil States International, Inc., a Delaware corporation, (the “Company”), to be voted at the annual meeting of stockholders of the Company (the “Annual Meeting”), which will be held at The DoubleTree Hotel at Allen Center, 400 Dallas Street, Houston, Texas, on the 17th day of May, 2007, at 9:00 a.m. local time, for the following purposes:

(1) To elect three (3) Class III members of the Board of Directors;

(2) To ratify the appointment of Ernst & Young LLP as independent accountants for the year ended December 31, 2006; and,

(3) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

You may revoke your proxy at any time before it is exercised by: (1) sending a written statement revoking your proxy to the Secretary of the Company; (2) submitting a properly signed proxy with a later date; or (3) voting in person at the Annual Meeting. If you return your signed proxy to us before the Annual Meeting, we will vote your shares as you direct. If you do not specify on your proxy card how you want to vote your shares, we will vote them “for” the election of all nominees for director as set forth under “Proposal 1: Election of Directors” and “for” the ratification of the appointment of Ernst & Young LLP as independent accountants as set forth under “Proposal 2: Ratification of Appointment of Independent Accountants.” If any other business is brought before the meeting, any unspecified proxies will be voted in accordance with the judgment of the persons voting those shares.

The cost of soliciting proxies will be paid by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company without additional compensation, by personal interview, telephone, telegram, or other means of electronic communication. Arrangements also may be made with brokerage firms and other custodians, dealers, banks and trustees, or their nominees who hold the voting securities of record, for sending proxy materials to beneficial owners. Upon request, the Company will reimburse the brokers, custodians, dealers, banks, or their nominees for their reasonable out-of-pocket expenses. In addition, the Company has retained Mellon Investor Services LLC to assist in the solicitation of proxies, for which the Company will pay an estimated fee of $5,000.

Oil States International, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2006, is being mailed with this Proxy Statement to all stockholders entitled to vote at the Annual Meeting and does not constitute a part of the proxy soliciting material.

This Proxy Statement and the enclosed form of proxy was mailed to stockholders beginning April 10, 2007.

OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

Oil States International, Inc., a Delaware corporation, (“Company,” “Oil States,” “we,” “us,” and “our” refer to Oil States International, Inc. and its subsidiaries), has two outstanding classes of securities that entitle holders to vote generally at meetings of the Company’s stockholders: common stock, par value $.01 per share; and special preferred voting stock, par value $.01 per share. A single share (the “Voting Share”) of special preferred voting stock was issued to Computershare Trust Company of Canada (the “Trustee”) as trustee under a Voting and Exchange Trust Agreement for the benefit of holders of exchangeable shares issued by the Company’s wholly-owned subsidiary, 892489 Alberta Inc., in connection with the Company’s February 2001 acquisition of PTI Group, Inc. (“PTI”). The common stock and the Voting Share vote together as a single class on all matters except when Delaware law requires otherwise. Each share of common stock outstanding on the record date is entitled to one vote. The Voting Share is entitled to one vote for each exchangeable share outstanding on the record date. The Trustee is required to vote the Voting Share as instructed by holders of exchangeable shares, and to abstain from voting in proportion to the exchangeable shares for which the Trustee does not receive instructions. Accordingly, references to “stockholders” in this Proxy Statement include holders of common stock, the Trustee, and holders of exchangeable shares. In addition, unless we indicate otherwise, the number of shares outstanding, including for purposes of calculating percentage ownership, in this Proxy Statement has been calculated as if the exchangeable shares have been exchanged for shares of our common stock. The procedures for holders of exchangeable shares to instruct the Trustee about voting at the Annual Meeting are explained in the “Information Statement for Holders of Exchangeable Shares of 892489 Alberta Inc.” that is enclosed with this Proxy Statement only for holders of exchangeable shares.

The record date for the stockholders entitled to notice of and to vote at the Annual Meeting is the close of business on March 15, 2007. At the record date, 49,104,870 shares of common stock and one Voting Share were outstanding and entitled to be voted at the Annual Meeting. Outstanding shares include a total of 256,787 exchangeable shares which are outstanding and are entitled to give voting instructions to the Trustee.

The presence, in person or by proxy, of the holders of a majority of the votes eligible to be cast at the Annual Meeting is necessary to constitute a quorum at the Annual Meeting. If a quorum is not present, the stockholders entitled to vote who are present in person or by proxy at the Annual Meeting have the power to adjourn the Annual Meeting from time to time, without notice other than an announcement at the Annual Meeting, until a quorum is present. At any adjourned Annual Meeting at which a quorum is present, any business may be transacted that might have been transacted at the Annual Meeting as originally notified.

Directors will be elected by a plurality of the votes present and entitled to be voted at the Annual Meeting. Ratification of the selection of the Company’s auditors will require the affirmative vote of the holders of a majority of the shares present and entitled to be voted at the Annual Meeting. An automated system that the Company’s transfer agent administers will tabulate the votes. Brokers who hold shares in street name for customers are required to vote shares in accordance with instructions received from the beneficial owners. Brokers are permitted to vote on discretionary items if they have not received instructions from the beneficial owners, but they are not permitted to vote (a “broker non-vote”) on non-discretionary items absent instructions from the beneficial owner. Abstentions and broker non-votes will count in determining whether a quorum is present at the Annual Meeting. Both abstentions and broker non-votes will not have any effect on the outcome of voting on director elections. For purposes of voting on the ratification of the selection of auditors, abstentions and broker non-votes are not counted as votes with respect to the proposal. Abstentions occur when stockholders are present at the annual meeting but choose to withhold their vote for any of the matters upon which the stockholders are voting. “Broker non-votes” occur when nominees (such as banks and brokers) that hold shares on behalf of beneficial owners do not receive voting instructions from the beneficial owners before the meeting and do not have discretionary authority to vote those shares under the applicable rules of the New York Stock Exchange (the “NYSE”).

A proxy in the accompanying form that is properly signed and returned will be voted at the Annual Meeting in accordance with the instructions on the proxy. Any properly executed proxy on which no contrary instructions have been indicated about a proposal will be voted as follows with respect to the proposal: FOR the election of the three persons named in this Proxy Statement as the Board of Directors’ nominees for election to the Board of Directors; FOR the ratification of the selection of Ernst & Young LLP as the Company’s independent accountants; and in accordance with the discretion of the holders of the Proxy with respect to any other business that properly comes before the stockholders at the Annual Meeting. The Board of Directors knows of no matters, other than those previously stated, to be presented for consideration at the Annual Meeting. The persons named in the accompanying proxy may also, in their discretion, vote the proxy to adjourn the Annual Meeting from time to time.

A copy of the list of stockholders entitled to vote at the Annual Meeting will be available for inspection by qualified stockholders for proper purposes at the offices of the Company during normal business hours beginning on March 16, 2007 and at the Annual Meeting.

PROPOSAL 1:

ELECTION OF DIRECTORS

The Board of Directors is currently comprised of seven members. The seven members are divided into three classes having one member in Class I, three members in Class II and three members in Class III. Each class is elected for a term of three years, so that the term of one class of directors expires at each annual meeting of stockholders. The term of the Class III directors expires at the Annual Meeting. The term of the Class I directors expires at the annual meeting of stockholders to be held in 2008 and the term of the Class II directors expires at the annual meeting of stockholders to be held in 2009. Effective May 1, 2007, Cindy Taylor has been appointed President and Chief Executive Officer of the Company and will also become a member of the Board of Directors serving as a Class I director.

Nominees

Three directors are to be elected at the Annual Meeting. The Board of Directors has nominated Martin Lambert, Mark G. Papa and Stephen A. Wells to fill the three expiring Class III positions on the Board of Directors, to hold office for three-year terms expiring at the annual meeting of stockholders in 2010, and until their respective successors have been duly elected and qualified, or until their earlier resignation or removal. All of the director nominees, Mr. Lambert, Mr. Papa and Mr. Wells, are presently directors. Stockholder nominations will not be accepted for filling board seats at the Annual Meeting because our bylaws require advance notice for such a nomination, the time for which has passed. Our Board of Directors has determined that all of the nominees for Director are “independent” as that term is defined by the applicable NYSE listing standards. See “Director Independence” below for a discussion of director independence determinations. The enclosed proxy (unless otherwise directed, revoked or suspended) will be voted FOR the election of the three nominees for director.

Although the Company knows of no reason why any of the nominees might be unable or refuse to accept nomination or election, if any nominee should be unable to serve as a director, the shares represented by proxies will be voted for the election of a substitute nominated by the Board of Directors.

The Board of Directors recommends that stockholders vote FOR the election of each of the nominees.

Executive Officers and Directors

Set forth below are the names of, and certain information with respect to, the Company’s executive officers and directors, including the three nominees for election to the Class III positions on the Board of Directors.

	Director
Names	Class	Age	Position(s)

Stephen A. Wells*	III	63	Chairman of the Board
Douglas E. Swanson(1)	I	68	Director, Chief Executive Officer
Cindy B. Taylor(1)		45	President and Chief Operating Officer
Bradley J. Dodson		33	Vice President, Chief Financial Officer and Treasurer
Robert W. Hampton		55	Senior Vice President, Accounting and Corporate Secretary
Christopher E. Cragg		46	Senior Vice President, Operations
Howard Hughes		64	Vice President, Offshore Products and President, Oil States Industries, Inc.
Ron R. Green		57	President and Chief Executive Officer, PTI Group, Inc.
Martin Lambert*	III	51	Director
S. James Nelson	II	65	Director
Mark G. Papa*	III	60	Director
Gary L. Rosenthal	II	57	Director
William T. Van Kleef	II	55	Director

*	Nominee for election as Class III director at the Annual Meeting.

(1)	Mr. Swanson has announced his retirement as Chief Executive Officer, effective April 30, 2007. Effective May 1, 2007, Mrs. Taylor will become the Company’s President and Chief Executive Officer and become a member of the Company’s Board of Directors serving as a Class I director. Mr. Swanson will remain on the Company’s Board of Directors.

Douglas E. Swanson has served as a director of our company since February 2001 and has served as our Chief Executive Officer since May 2006. Mr. Swanson is retiring as Chief Executive Officer effective April 30, 2007 and will remain on our Board of Directors. From January 2000 to May 2006, Mr. Swanson served as President and Chief Executive Officer of our company. From January 1992 to August 1999, Mr. Swanson served as President and Chief Executive Officer of Cliffs Drilling Company, a contract drilling company. He holds a B.A. degree from Cornell College and is a Certified Public Accountant. Mr. Swanson is a director of Flint Energy Services, LTD, (Toronto: FES.TO) a Canadian integrated midstream oil and gas production services provider and of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company, owned 44.6% by the Company, that provides prevention, emergency response, and restoration of blowouts and well fires worldwide.

Cindy B. Taylor is the President and Chief Operating Officer of our company. She has held this position since May 2006. Mrs. Taylor has been appointed President and Chief Executive Officer of the Company and will become a member of the Company’s Board of Directors as a Class I director effective May 1, 2007. From May 2000 until May 2006 Mrs. Taylor was the Senior Vice President — Chief Financial Officer and Treasurer of our company. From August 1999 to May 2000, Mrs. Taylor was the Chief Financial Officer of L.E. Simmons & Associates, Incorporated. Mrs. Taylor served as the Vice President — Controller of Cliffs Drilling Company from July 1992 to August 1999 and held various management positions with Ernst & Young LLP, a public accounting firm, from January 1984 to July 1992. She received a B.B.A. degree from Texas A&M University and is a Certified Public Accountant. Mrs. Taylor is a director of Boots and Coots International Well Control, Inc. (AMEX: WEL), an oilfield services company, owned 44.6% by the Company, that provides prevention, emergency response, and restoration of blowouts and well fires worldwide and is a director of Global Industries LTD (NASDQ: GLBL), which provides worldwide construction and support services to the offshore oil and gas industry.

Bradley J. Dodson is the Vice President, Chief Financial Officer and Treasurer of our company. He has held this position since May 2006. Mr. Dodson has held several positions with our company since joining in March 2001, most recently serving as Vice President, Corporate Development from March 2003 to May 2006. From June 1998 to March 2001, Mr. Dodson served in several positions for L.E. Simmons & Associates, Incorporated, a private equity firm specializing in oilfield service investments. From July 1996 to June 1998, Mr. Dodson worked in the mergers and acquisitions group of Merrill Lynch & Co. He holds a B.A. degree in economics from Duke University.

Robert W. Hampton is the Senior Vice President, Accounting and Corporate Secretary of our company. He has held this position since May 2006. From February 2001 until May 2006 Mr. Hampton was the Vice President — Finance and Accounting and Secretary of our company. From February 1998 to February 2001, Mr. Hampton served as Vice President and Chief Financial Officer of HWC Energy Services, Inc., a predecessor of our Company (“HWC”). Mr. Hampton joined HWC from Tidewater Inc., an offshore service vessel operator, where he was based in Aberdeen and was Area Manager for the North Sea Operations from March 1996 to February 1998. He served as Vice President, Treasurer and Chief Financial Officer of Hornbeck Offshore, an offshore service vessel operator, from 1990 to March 1996, when it was acquired by Tidewater. Mr. Hampton worked at Price Waterhouse, a public accounting firm, from 1973 to 1986. Mr. Hampton is a Certified Public Accountant and received his B.S. degree from the Pennsylvania State University.

Christopher E. Cragg is the Senior Vice President, Operations of our company. He has held this position since May 2006. From February 2001 until May 2006, Mr. Cragg was the Vice President — Tubular Services of our company. Mr. Cragg was Executive Vice President — Chief Financial Officer of Sooner Inc., a predecessor of our Company (“Sooner”) from December 1999 to February 2001. Mr. Cragg also served as President of Sooner from October 2003 until May 2006. From April 1994 to June 1999, he was Vice President and Controller of Ocean Energy, Inc., an independent oil and gas exploration and production company, and its predecessor companies. Mr. Cragg served as Manager — Internal Audit with Cooper Industries, a manufacturer of diversified products, from April 1993 to April 1994 and as a senior manager with Price Waterhouse, a public accounting firm, from August 1983 to April 1993. He received a B.B.A. degree from Southwestern University and is a Certified Public Accountant.

Howard Hughes is the Vice President — Offshore Products of our company. He has held this position since February 2001. Since September 1989 Mr. Hughes also served as President of Oil States Industries, Inc. (Oil States), a wholly owned subsidiary of our company. From April 1976 to September 1989, Mr. Hughes served in various managerial and executive positions with Oil States. He holds a B.S. degree from the University of Houston.

Ron R. Green is President and Chief Executive Officer — PTI Group Inc. (“PTI”), a wholly owned subsidiary of our Company. He has held this position since April 2006. From December 2005 to March 2006 he was Senior Vice President and Chief Operating Officer of PTI. From November 2004 to November 2005, Mr. Green served as Vice President, Premium Camp Services for PTI. Prior to joining PTI, Mr. Green served as Vice President and General Manager of ESS Remote Site Services, a division of Compass Group PLC from October 1995 to August 2003. From 1975 to 1995, Mr. Green held various senior executive positions in the accommodations industry.

Martin Lambert has served as a director of our company since February 2001. Mr. Lambert’s principal occupation is as managing director of Matco Capital Ltd., a private equity firm with which he has been actively engaged since mid-2002. Mr. Lambert serves as Senior Counsel in the Canadian law firm Bennett Jones LLP at which firm he was a partner from March 1987 to March 2007 and its Chief Executive Officer from 1996 to 2000. Mr. Lambert currently is a director of three other public companies: Calfrac Well Services Ltd., Bear Ridge Resources Ltd. and Zed.i Solutions, Inc., all of which are involved in Canadian oil and gas exploration and production or Canadian oilfield services. He received his LLB degree from the University of Alberta in 1979.

S. James Nelson has served as a Director of our company since July 2004. From 1990 until May 2004 when he retired, Mr. Nelson was Director of Cal Dive International, Inc. (now named Helix Energy Solutions Group, Inc.) (Cal Dive), a subsea construction company and operator of offshore oil and gas properties and production facilities. He was named Vice Chairman of Cal Dive in October 2000. He was Executive Vice President and Chief Financial Officer of Cal Dive from 1990 to 2000. From 1985 to 1988, Mr. Nelson was the Senior Vice President and Chief Financial Officer of Diversified Energies, Inc., the former parent of Cal Dive. From 1980 to 1985, Mr. Nelson served as Chief Financial Officer of Apache Corporation, an oil and gas exploration and production company. From 1966 to 1980, Mr. Nelson was employed with Arthur Andersen L.L.P., where, from 1976 to 1980, he was a partner serving on the firm’s worldwide oil and gas industry team. He received a Bachelor of Science in Accounting degree from Holy Cross College and a M.B.A. degree from Harvard University. Mr. Nelson is also a Certified Public Accountant. Mr. Nelson is a Director and a member of the Audit Committee of Input/Output, Inc. (NYSE: IO), a seismic services provider; Quintana Maritime Ltd. (NASDAQ: QMAR), an international provider of dry bulk cargo marine transportation services and W&T Offshore, Inc. (NYSE: WTI), an oil and gas exploration and production company.

Mark G. Papa has served as a director of our company since February 2001. Mr. Papa has served as Chairman of the Board and Chief Executive Officer of EOG Resources, Inc. (NYSE: EOG), an oil and gas exploration and production company, since August 1999. From February 1994 to August 1999, he held a number of management positions with EOG Resources, Inc. He has a petroleum engineering degree from the University of Pittsburgh and a M.B.A. degree from the University of Houston.

Gary L. Rosenthal has served as a director of our company since February 2001. Mr. Rosenthal is a principal in The Sterling Group L.P., a private equity firm. Mr. Rosenthal served as non-executive Chairman of the Board of Hydrochem Holdings, Inc. from May 2003 until December 2004. Mr. Rosenthal has served as President of Heaney Rosenthal Inc., a private investment company, since October 1994. From August 1998 to April 2001, he served as Chief Executive Officer of AXIA Incorporated, a diversified manufacturing company. He is a director of Dresser, Inc. He holds J.D. and A.B. degrees from Harvard University.

William T. Van Kleef has served as a director of our Company since May 2006. Mr. Van Kleef has served in executive management positions at Tesoro Corporation from 1993 until 2005, most recently as Tesoro’s Executive Vice President and Chief Operating Officer. During his tenure at Tesoro, Mr. Van Kleef held various positions, including President, Tesoro Refining and Marketing, and Executive Vice President and Chief Financial Officer. Before joining Tesoro, Mr. Van Kleef, a Certified Public Accountant, served in various financial and accounting positions with Damson Oil from 1982 to 1991, most recently as Senior Vice President and Chief Financial Officer. Mr. Van Kleef serves on the Board of Directors of Noble Energy (NYSE: NBL), an independent oil and gas company.

Stephen A. Wells has served as a director of our company since April 1996 and as Chairman since May 2006. Mr. Wells is the president of Wells Resources, Inc., a privately owned oil, gas and ranching company, and has served in that position since 1983. From April 1999 to October 1999, Mr. Wells served as a director and Chief Executive Officer of Avista Resources, Inc., an oil recycling technology company. From October 1993 to February 1996, he was a director and Chief Executive Officer of Coastwide Energy Services, Inc., a Gulf Coast marine terminal operator. From March 1992 to September 1994, he was a director and Chief Executive Officer of Grasso Corporation, an oil and gas production management services company. Mr. Wells currently is a director of Pogo Producing Company (NYSE: PPP), an oil and gas exploration and production company.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

The Company has adopted corporate governance guidelines entitled “Corporate Governance Guidelines” which are available at www.oilstatesintl.com by first clicking “Corporate Governance” and then “Corporate Governance Guidelines.” The Corporate Governance Guidelines are also available in print to any stockholder who requests them. These guidelines were adopted by the Board of Directors to best ensure that the Board is independent from management, that the Board adequately performs its function as the overseer of management and to help ensure that the interests of the Board and management align with the interest of the stockholders.

Corporate Code of Business Conduct and Ethics

All directors, officers and employees of Oil States must act ethically at all times and in accordance with the policies comprising Oil States ethics policy entitled “Corporate Code of Business Conduct and Ethics.” This policy is available at the Company’s web site www.oilstatesintl.com by first clicking “Corporate Governance” and then

“Corporate Code of Business Conduct and Ethics.” The Corporate Code of Business Conduct and Ethics is also available in print to any stockholder who requests it.

Director Independence

Our Board of Directors has determined that all of our directors, except for Mr. Douglas E. Swanson, who will serve as our Chief Executive Officer until April 30, 2007 and Mrs. Cindy Taylor, our President and Chief Executive Officer and a member of our Board effective May 1, 2007, are “independent” as that term is defined by the applicable NYSE listing standards. In making this determination, the Board of Directors considered transactions and relationships between the director or his immediate family and the Company and its subsidiaries. The purpose of this review was to determine whether any such relationships or transactions were material and, therefore, inconsistent with a determination that the director is independent. When assessing the materiality of a director’s relationship with us, the Board of Directors considers the issue not merely from the standpoint of the director, but also from the standpoint of the person or organizations with which the director has an affiliation.

In particular, in 2007, the Board evaluated the following relationships: (i) Martin Lambert’s status as a former partner and current senior counsel with the Canadian law firm Bennett Jones LLP, a law firm that has performed services for our Company and to which we paid fees totaling $0.1 million in 2006; (ii) Gary Rosenthal’s position as a principal of The Sterling Group L.P., a private equity firm that has an indirect minority investment in a company that controls BTEC Turbines, a company with which we plan to do business in 2007; and (iii) Mark Papa’s position as Chairman and Chief Executive Officer of EOG Resources, Inc. (“EOG”), which purchased products and services from us in 2006 in an amount equal to approximately 1% of EOG’s 2006 revenues. Our Board of Directors has determined that none of the relationships noted above are material to the independence of Messrs. Lambert, Rosenthal or Papa.

Committees and Meetings

The Board of Directors has established three standing committees: the Audit Committee, the Compensation Committee and the Nominating & Corporate Governance Committee. These committees are comprised of directors who are not officers or employees of the Company.

Audit Committee

The Company’s Audit Committee presently consists of Messrs. Van Kleef, Nelson and Rosenthal, each of whom is independent, as such term is defined in Section 10A of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and in the applicable NYSE listing standards. Mr. Van Kleef became a member of the Audit Committee when he was elected as a Class II director at the Company’s Annual Meeting in May 2006. Mr. Wells served on the Audit Committee as its Chairman until December 31, 2006. The Audit Committee operates under a written charter adopted by the Board of Directors on May 13, 2003. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Amended and Restated Audit Committee Charter.” The Audit Committee, which is chaired by Mr. Van Kleef, meets separately with representatives of the Company’s independent auditors, the Company’s internal audit personnel and with representatives of senior management in performing its functions. The Audit Committee reviews the general scope of audit coverages, the fees charged by the independent auditors, matters relating to internal control systems and other matters related to accounting and reporting functions. The Board of Directors has determined that all of the members of the Audit Committee are financially literate and that Messrs. Van Kleef and Nelson have accounting or related financial management expertise, each as required by the applicable NYSE listing standards. The Board of Directors has also determined that Messrs. Van Kleef and Nelson qualify as audit committee financial experts under the applicable rules of the Exchange Act.

In addition to the Audit Committee of the Company’s Board of Directors, Mr. Nelson serves on the Audit Committees of Input/Output, Inc., Quintana Maritime Ltd. and W&T Offshore, Inc. The charter of the Audit Committee of the Board provides that no member of the Audit Committee may simultaneously serve on the Audit Committees of more than two other public companies. The Board has waived this limitation with respect to Mr. Nelson’s service on more than two other public company audit committees. Prior to granting this waiver, the Board considered the incremental time and responsibilities that such additional service would require of Mr. Nelson. Based upon a consideration of the facts and circumstances related to Mr. Nelson’s commitments and the entities on whose Boards he serves, and including the fact that he is not currently serving in a full time executive role, the Board has determined that such additional service would not negatively affect Mr. Nelson’s ability to fulfill his duties to the Company’s Audit Committee.

Compensation Committee

The Company’s Compensation Committee consists of Messrs. Rosenthal, Papa and Wells, each of whom is independent, as defined in the applicable NYSE listing standards, and is a non-employee director. The Compensation Committee operates under a written charter approved by the Board of Directors as amended and restated on February 16, 2007. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Compensation Committee Charter.” The Compensation Committee, which is chaired by Mr. Rosenthal, administers the 2001 Equity Participation Plan (as amended and restated), and in this capacity makes a recommendation to the full Board concerning all option grants or stock awards to employees, including executive officers, under the plan. In addition, the Compensation Committee is responsible for making recommendations to the Board with respect to the compensation of the Company’s chief executive officer and its other executive officers and for establishing compensation and employee benefit policies.

Nominating & Corporate Governance Committee

The Company’s Nominating & Corporate Governance Committee consists of Messrs. Lambert, Papa and Wells, each of whom is independent, as such term is defined in the applicable NYSE listing standards. The Nominating & Corporate Governance Committee operates under a written charter adopted by the Board of Directors on March 31, 2004. A copy of the charter is available on our website, www.oilstatesintl.com, by first clicking “Corporate Governance” and then “Amended and Restated Nominating and Corporate Governance Committee Charter.” The Nominating & Corporate Governance Committee, which is chaired by Mr. Papa, makes proposals to the Board for candidates to be nominated by the Board to fill vacancies or for new directorship positions, if any, which may be created from time to time. The Nominating & Corporate Governance Committee will consider suggestions from any source, particularly from stockholders, regarding possible candidates for director. To submit a recommendation to the committee, a stockholder should send a written request to the attention of the Company’s Secretary at Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. The written request must include the nominee’s name, contact information, biographical information and qualifications, as well as the nominee’s written consent to serve if elected. The request must also disclose the number of shares of common stock beneficially owned by the person or group making the request and the period of time such person or group has owned those shares. The request must be received by the Company no earlier than the 150th day and no later than the 120th day before the anniversary of the date of the prior year’s proxy statement. These procedures do not preclude a stockholder from making nominations in accordance with the process described below under “Stockholder Proposals.”

Board and Committee Meetings

During 2006, the entire Board of Directors held seven meetings, the Audit Committee held nine meetings, the Compensation Committee held four meetings and the Nominating & Corporate Governance Committee held two meetings. Each of the directors attended at least 75 percent of the meetings of the Board and the committees of the Board on which they served. All of our directors attended last year’s annual meeting. While the Company understands that scheduling conflicts may arise, it expects directors to make reasonable efforts to attend the annual meeting of stockholders and meetings of the Board of Directors and the committees on which they serve.

Our Corporate Governance Guidelines provide that our non-employee directors shall meet separately in executive session at least annually. The director who presides at these sessions is the Chairman of the Board, assuming such person is a non-management director. Otherwise, the presiding director will be chosen by a vote of the non-management directors. In addition to the executive sessions of our non-management directors, our independent directors (as defined in the applicable NYSE listing standards) are required to meet in executive session at least annually. Our non-management directors are also all independent directors. In 2006, our non-management independent directors met in executive session four times. Our Chairman of the Board presided at these sessions.

Qualifications of Directors

When identifying director nominees, the Nominating & Corporate Governance Committee will consider the following:

•	the person’s reputation, integrity and independence;

•	the person’s skills and business, government or other professional experience and acumen, bearing in mind the composition of the board and the current state of the Company and the oilfield services industry generally at the time of determination;

•	the number of other public companies for which the person serves as a director and the availability of the person’s time and commitment to the Company; and

•	the person’s knowledge of a major geographical area in which the Company operates or another area of the Company’s operational environment.

In the case of current directors being considered for renomination, the Nominating & Corporate Governance Committee will also take into account the director’s history of attendance at Board of Directors and committee meetings, the director’s tenure as a member of the Board of Directors and the director’s preparation for and participation in such meetings.

Director Nomination Process

Our director nomination process for new board members is as follows:

•	The Nominating & Corporate Governance Committee, the Chairman of the Board, or another board member identifies a need to add a new board member who meets specific criteria or to fill a vacancy on the Board of Directors.

•	The Nominating & Corporate Governance Committee initiates a search by working with staff support, seeking input from board members and senior management and hiring a search firm, if necessary.

•	The Nominating & Corporate Governance Committee considers recommendations for nominees for directorships submitted by stockholders.

•	The initial slate of candidates that will satisfy specific criteria and otherwise qualify for membership on the Board of Directors are identified and presented to the Nominating & Corporate Governance Committee, which ranks the candidates.

•	The Chairman of the Board and at least one member of the Nominating & Corporate Governance Committee interviews prospective candidate(s).

•	The full Board of Directors is kept informed of progress.

•	The Nominating & Corporate Governance Committee offers other board members the opportunity to interview the candidate(s) and then meets to consider and approve the final candidate(s).

•	The Nominating & Corporate Governance Committee seeks the endorsement of the Board of Directors of the final candidate(s).

The final candidate(s) are nominated by the Board of Directors or elected to fill a vacancy.

Communications with Directors

Stockholders or other interested parties may send communications, directly and confidentially, to the Board of Directors, to any committee of the Board of Directors, to non-management directors or any director in particular, by sending an envelope marked “confidential” to such person or persons c/o Oil Sates International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002. Any such correspondence will be forwarded by the Secretary of the Company to the addressee without review by management.

Compensation Committee Interlocks and Insider Participation

During 2006, the Company’s Compensation Committee consisted of Messrs. Rosenthal, Papa and Wells, each of whom is an independent, non-employee director. There were no compensation committee interlock relationships or insider participation in compensation arrangements for the year ended December 31, 2006.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Committee (the “Committee”) of the Board of Directors provides overall guidance to the Company’s executive compensation program and administers incentive compensation plans.

The executive compensation program includes three primary elements which are performance oriented and, taken together, constitute a flexible and balanced method of establishing total compensation for the Company’s executive officers. The three major elements consist of a) base salary, b) annual incentive plan awards, and c) long-term incentive awards. The design of this compensation program supports the Company’s Executive Total Compensation Philosophy.

Executive Total Compensation Philosophy

The Company’s philosophy regarding the executive compensation program has been to design a compensation package that provides competitive salary levels and compensation incentives that (i) attract and retain individuals of outstanding ability in these key positions, (ii) recognize individual performance relative to established goals and the performance of the Company relative to the performance of other companies of comparable size, complexity and quality and against budget goals, and (iii) support both the short-term and long-term strategic goals of the Company. The Committee believes this approach closely links the compensation of the Company’s executives to the execution of the Company’s strategy and the accomplishment of the Company goals that coincide with stockholder objectives.

Compensation Program Objectives:

•	motivate, reward, retain and attract key employees and executive talent required to achieve corporate strategic plans;

•	reinforce the relationship between strong individual performance of executives and business results; and

•	align the interests of executives with the long-term interests of stockholders.

The compensation program is designed to reward executives for long-term strategic management and the enhancement to stockholder value.

Compensation Benchmarking Relative to Market

The Committee believes that the overall compensation of executives should be competitive with the market. The Committee considers the market both the oilfield services industry and geographic markets in which the Company vies for executive talent. In determining the proper amount for each compensation element, the Committee reviews the compensation targets for comparable positions at similar corporations with which the Company competes for executive talent, and relative internal equity within the executive pay structure. This approach allows the Committee to respond better to changing business conditions, manage salaries and incentives more evenly over an individual’s career as well as minimize the potential for automatic ratcheting-up of salaries and incentives that could occur with an inflexible and narrowly defined approach.

The Committee establishes executive compensation based on review of the executive’s performance and compensation history, and information on compensation levels at comparable companies. For 2006, Stone Partners, Inc., an outside compensation consulting firm, prepared an analysis of comparative data for the first three major elements of compensation: base salary, annual incentive awards and long-term incentive awards. The consultant used the Watson Wyatt, Pearl Meyer, Mercer, and Stone-Partners Oilfield Manufacturing and Services Industry Executive Compensation Survey. Revenue regression was utilized, where available, to establish market comparisons. In addition, at the Committee’s direction, Stone Partners prepared, as it has in past years, a customized peer group comparison. Each year the Committee carefully reviews and develops the composition of the peer group and reviews the compensation paid at these companies, as well as their corporate performance, and other factors in determining the appropriate compensation levels for the Company’s executives. The consultant also analyzed the proxies of this peer group consisting of 12 publicly traded oilfield services companies. The following companies were included in the peer group: Core Lab, Dril-Quip, Hanover Compressor, Helix Energy Solutions, Hydril Company, NATCO Group, Newpark Resources, Oceaneering International, Superior Energy Services, Tetra Technologies, Universal Compression, and W-H Energy Service. These peers are not identical to the companies included in the indices in the Stock Performance Graph contained in our Form 10K filed on February 28, 2007 because those indices include companies that are considered too dissimilar in size or operations to serve as comparisons for purposes of analyzing compensation. From a compensation benchmarking perspective, the greatest weight is given to the custom survey of 12 publicly traded peer companies.

In evaluating the comparison group data for compensation purposes, the Committee neither bases its decisions on quantitative relative weights of various factors, nor follows mathematical formulas. Rather, the Committee exercises its discretion and makes its judgment after considering the factors it deems relevant.

Elements of Compensation:

•	Base Salary — Base salary is the guaranteed element of an executive’s direct compensation and is intended to provide a foundation for a competitive overall compensation opportunity for the executive. The Committee reviews each executive’s base salary annually. Executive officer base salaries are based on an evaluation that considers the executive’s prior experience and breadth of knowledge and which also considers data from other similarly sized companies in businesses comparable to the Company’s, the Company’s and the executive’s performance, and any significant changes in the executive’s responsibilities. The Committee considers all these factors together plus overall industry conditions and makes a subjective determination on base salary.

Mr. Swanson’s last salary change was effective May 18, 2006 when the Board of Directors decreased his base salary from $430,000 to $300,000 to reflect the transition of the Presidential duties to Mrs. Taylor. At the same time, the following promotions were announced: Mrs. Taylor was named President and Chief Operating Officer with a base salary increase of 21.2% to $400,000 and Mr. Dodson was named Vice President, Chief Financial Officer and Treasurer with a base salary increase of 18.8% to $190,000. Mr. Hughes received a merit increase of 4.4% on March 6, 2006 increasing his base salary to $270,000. Ron Green’s base salary was increased by 17% to C$275,000 upon his promotion to President and Chief Executive Officer of PTI Group, Inc. on April 1, 2006. Mr. Swanson and Mrs. Taylor provide the Committee with input regarding the performance of other Company executives.

•	Annual Cash Incentive Compensation — The Company’s Annual Incentive Compensation Plan (“AICP”) promotes a pay-for-performance philosophy by providing executives with direct financial incentives in the form of annual cash bonuses based on total Company and business unit performance. Annual incentive awards are linked to the achievement of Company-wide and business unit quantitative performance goals and are designed to place a significant portion of total compensation at risk. The purpose of the AICP is to:

•	create stockholder value;

•	provide focus on the attainment of annual goals that lead to long-term success of the Company;

•	provide annual performance-based cash incentive compensation;

•	motivate achievement of critical annual operating performance metrics;

•	motivate employees to continually improve Company-wide and business unit performance; and

•	reward participants based on team performance.

The plan is flexible and provides the Committee the discretion to set goals and objectives with input from management that it believes are consistent with creating stockholder value and include financial measures, growth objectives, operating objectives, safety goals and other measures. Under the AICP, an incentive target is established for each executive officer based upon a review of the competitive data for that position, level of responsibility and ability to impact the Company’s success. The AICP recognizes market differences in incentive award opportunities between organizational levels. Achieving results which exceed a minimum, or threshold, level of performance triggers an AICP payout. Performance results at or below the threshold (i.e. achieving 85% of EBITDA performance or less) will result in no AICP award. The target represents achieving 100% of an executive officer’s AICP performance objective(s) as well as the targeted payout. Overachievement (i.e. 120% of EBITDA performance target achieved) is the performance level at which incentive compensation is maximized. The 2006 award opportunities, expressed as a percentage of base salary, for the Named Executive Officers is outlined below:

	Threshold	Target	Overachievement

Douglas E. Swanson	0%	50%	100%
Cindy B. Taylor	0%	55%	110%
Bradley J. Dodson	0%	45%	90%
Howard Hughes	0%	50%	100%
Ron R. Green	0%	50%	100%

Mr. Dodson’s annual incentive target was increased to 50% for fiscal 2007 in recognition of his role and responsibilities and to achieve alignment with internal and external peers.

At the beginning of each year, the Committee is responsible for establishing the individual objectives based on recommendations by Management. The Committee sets performance goals that are both measurable and achievable. At the end of each year, the Committee reviews the performance results of the Company and the total incentive awards to be paid to each executive officer. In its discretion, the Committee will interpret the plan and has authority to make appropriate adjustments in individual, business unit or Company wide results in its discretion. The Committee did not make discretionary changes to the 2006 incentive payouts to the Named Executive Officers.

Performance measures are selected and weighted by management and the Committee annually to give emphasis to performance for which participants have influence. The Committee has established “earnings before interest, taxes, depreciation and amortization” (EBITDA) as the primary corporate performance objective for each executive officer. In addition, a portion of the incentive potential was based on return on investment (“ROI”) and, for certain of the executives’ other strategic goals as determined appropriate for the executives’ areas of responsibilities. Other executives’ strategic goals and objectives varied and included measures such as safety performance, return on investment, sales and other goals that were considered important. Performance goals may be identical for all executives or may be different to reflect more appropriate measures of corporate and business unit performance.

For 2006, Messrs. Swanson and Dodson and Mrs. Taylor had 90% of their incentive compensation based on the Company’s EBITDA and 10% of their incentive compensation based on the Company’s ROI. Mr. Hughes’ incentive was based 80% on Offshore Products’ EBITDA, 10% on Offshore Products’ ROI and 10% on the Company’s EBITDA. Mr. Green’s incentive compensation was based 10% on the Company’s EBITDA and the following PTI Group, Inc. metrics: 70% EBITDA, 10% ROI and 10% safety performance.

All executive officers, including Mr. Swanson, received incentive plan payments for 2006 performance. These incentive plan payments varied based upon Company and business unit achievement of the related goals and objectives. All but one of the Company’s business units exceeded their 2006 objectives, and all but one of the Company’s 14 executive officers received bonuses for 2006 in excess of target. On a consolidated basis, the Company overachieved its targets for 2006. Each of the Named Executive Officers for the fiscal year ended

December 31, 2006, received the following payments in February 2007 under the AICP for fiscal 2006 performance.

	AICP	% of Base
	Award ($)	Salary

Douglas E. Swanson	$351,500	100%
Cindy B. Taylor	$409,496	110%
Bradley J. Dodson	$158,984	90%
Howard Hughes	$267,837	100%
Ron R. Green	$228,078	97.6%

•	Long-term Incentives — The Company makes certain stock-based awards under the 2001 Equity Participation Plan, which has been approved by stockholders, to better align the interests of executive officers with those of stockholders. Specifically, the plan’s purposes are to:

•	provide an additional incentive for executives to further the growth, development and financial success of the Company by personally benefiting through the ownership of Company stock and/or rights which recognize growth, development and financial success; and

•	enable the Company to obtain and retain the services of executives considered essential to the long range success of the Company by offering them an opportunity to own stock in the Company and/or rights which will reflect the growth, development and financial success of the Company.

The 2001 Equity Participation Plan, as amended and restated, provides for the grant of any combination of:

•	stock options, which include both incentive stock options and nonqualified stock options;

•	restricted stock;

•	performance awards;

•	dividend equivalents;

•	deferred stock; and

•	stock payments.

In determining appropriate awards, the Committee periodically reviews competitive market data, each executive’s past performance, ability to contribute to the future success and growth of the Company and time in the current job. The Committee also takes into account the risk of losing the executive to other employment opportunities and the value and potential for appreciation in the Company’s stock. The Committee believes that market-competitive grants, along with significant vesting requirements, are the most effective method of reinforcing the long-term nature of the Company’s business. In addition, grants of stock options and/or restricted stock reinforce alignment with stockholder interests. The Committee considers the foregoing factors together and makes a subjective determination with respect to awarding equity based compensation to its executive officers.

Under the 2001 Equity Participation Plan the Company has only granted nonqualified stock options and time-vested restricted stock awards. The majority of the options granted by the Committee vest at a rate of 25% per year over the first four years of the six year option term. Options are awarded at the NYSE’s closing price of the Company’s common stock on the date of the grant. The Committee has never granted options with an exercise price that is less than the closing price of the Company’s common stock on the grant date, nor has it granted options which are priced on a date other than the grant date.

Higher-level positions will have greater emphasis on longer-term incentives. The size of long-term incentive grants will vary from year to year and reflects a variety of factors including competitive market practices, retention priorities, total previous grants, current stock valuation, estimated future changes to earnings, and individual, business unit and company wide performance. The Committee determines the award level for executives, if any, on an annual basis usually at its February meeting each year.

The Committee has typically granted executives nonqualified stock options in the past. However, it granted restricted stock awards to Mr. Swanson in 2001. In 2005, the Company modified its long-term incentive grant strategy and moved to a mix of restricted stock and options instead of only granting options. Consequently, the Company granted restricted stock awards to executives in February 2005 and again in February 2006 and in doing so reduced the number of shares in option grants from what the Company would otherwise have granted in the absence of restricted stock grants. Generally, these restricted stock awards vest at a rate of 25% per year over the first four years. However, the Committee awarded Mr. Swanson 13,500 restricted stock awards on February 15, 2006 that vested 100% on the first anniversary of the grant date. The shorter vesting cycle associated with this award reflected Mr. Swanson’s anticipated retirement from the Company.

The Company continues to incorporate a combination of both nonqualified stock options and restricted stock awards as the primary executive long-term incentive and retention tool. Restricted stock utilization by the Company continues to trend upward. The introduction of restricted stock awards offer the additional advantages of potentially reducing overall company stock dilution and increasing employee stock ownership, while improving the Company’s executive retention prospects in a very competitive labor market. We further recognize that options alone may not have adequate retention value in an industry that has historically been cyclical in nature. The Committee weighs the cost of these grants with their potential benefit as an incentive, retention and compensation tool.

Restricted stock awards were made to Mrs. Taylor and Messrs. Swanson, Dodson, Hughes and Green on February 15, 2006 at the then fair market value of $34.86 per restricted share. Stock option awards were made to Messrs. Dodson, Hughes and Green and Mrs. Taylor on February 15, 2006 at the fair market value on the date of grant of $12.77 per option award.

Other than Mr. Swanson, each of the Named Executive Officers received both grants of stock options and restricted stock awards. During 2006, a total of 85,000 stock options were granted to the Named Executive Officers. During 2006, a total of 27,000 shares of restricted stock awards were awarded to the Named Executive Officers. In addition, non-management Board members each received a restricted stock award valued at $75,000 (2,091 shares of stock) on May 18, 2006.

In administering the long-term incentive plan, the Committee is sensitive to the potential for dilution of future earnings per share. For this reason and because of other compensation design considerations, the Committee does not administer a broad-based stock program. Instead, the Committee focuses the long-term incentive plan on employees who will have the greatest impact on the strategic direction and long-term results of the Company by virtue of their senior roles and responsibilities.

Stock option grants and restricted stock awards are expensed to comply with Statement of Financial Accounting Standards No. 123R — Share Based Payments (“FASB 123R”). There is no program, plan or practice to time the grant of stock options and award restricted stock to executives in coordination with material non-public information.

Benefits

Employee benefits are designed to be broad based, competitive and to attract and retain employees. From time to time the Committee reviews plan updates and recommends that the Company implement certain changes to existing plans or adopt new benefit plans.

Health and Welfare Benefits

The Company offers a standard range of health and welfare benefits to all employees including executives. These benefits include: medical, prescription drug, vision and dental coverages, life insurance, accidental death and dismemberment, long-term disability insurance, flexible spending accounts, employee assistance, business travel accident and 529 college savings plans. Executive officers make the same contributions for the same type of coverage and receive the same level of benefit as any other employee for each form of coverage/benefit.

Retirement Plans

The Company offers a defined contribution 401(k) retirement plan to substantially all of its U.S. employees. The participants may contribute from 1-50% of their base and cash incentive compensation, and the Company makes matching contributions under this plan on the first 6% of the participant’s compensation (100% match of the first 4% employee deferral and 50% match on the next 2% deferred). A similar defined contribution retirement plan is in place and available to the Named Executive Officer based in Canada.

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan that permits eligible employees and directors to elect to defer all or a part of their cash compensation (base and/or incentives) from the Company until the termination of their status as an employee or director. A deferral election may provide for deferring different forms of compensation (base salary and/or incentive compensation) during the year. The Committee administers the plan. Participating employees are eligible to receive from the Company a matching deferral under the nonqualified deferred compensation plan that compensates them for contributions they could not receive from the Company under the 401(k) plan due to the various limits imposed on 401(k) plans by U.S. federal income tax laws. Directors do not receive any matching contributions.

Participants in the nonqualified deferred compensation plan are able to invest contributions made to the nonqualified deferred compensation plan in investment funds selected by a Retirement Plan Committee which also mirrors the 401(k) plan investment funds. The Retirement Plan Committee is composed of employees. The Compensation Committee has established a grantor trust to hold the amounts deferred under the plan by the Company’s officers and directors. All amounts deferred under the plan remain subject to the claims of the Company’s creditors.

Allocation of net income (or net loss) in each participant’s account is divided into sub accounts to reflect each participant’s deemed investment designation in a particular fund(s). As of each valuation date, the net income (or net loss) of each fund is allocated among the corresponding sub accounts of the participants. Each sub account is credited with (or debited for) that portion of such net income (or net loss) due to the change in the value of each corresponding sub account from the prior valuation date.

Each participant will receive, at the participant’s election, a lump sum distribution or installment payments only upon termination of the participant’s service with the Company and affiliates. Any other withdrawals by the participant will be made in good faith compliance with 409A limitations pending final amendments to the Plan.

Other Perquisites and Personal Benefits

The Company does not offer any perquisites or other personal benefits to any executive with a value over $10,000 beyond those discussed above. Some executives do have Company paid club memberships, which are used for business purposes.

Compensation Consultant

The Committee, from time to time, utilizes consultants to provide independent advice on executive compensation matters and to perform specific project-related work. The consultants report directly to the Committee, which pre-approves the scope of the work and the fees charged. The Committee indicates to the consultants the role that management has in the analysis of executive compensation, such as the verification of executive and Company information that the consultant requires.

Executive Compensation Policies

•	Securities Trading Policy — The Company prohibits directors, officers and certain other managers from trading the Company’s securities on the basis of material, non-public information or “tipping” others who may so trade on such information. In addition, the policy prohibits trading in the Company’s securities without obtaining prior approval from the Company’s Compliance Officer.

•	Policy Against Repricing Stock Options — The Company’s policy is to price awards at the market price on the date of award.

•	Tax Deductibility of Compensation — Section 162(m) of the Internal Revenue Code, enacted in 1993, imposes a limit of $1 million, unless compensation is performance based, on the amount that a publicly held corporation may deduct in any year for the compensation paid or accrued with respect to its chief executive officer and each of its four other most highly compensated executive officers. None of the Company’s executive officers currently receives compensation exceeding the limits imposed by Section 162(m).

•	Executive Stock Ownership Guidelines — Effective February 16, 2007, Executive Stock Ownership Guidelines were adopted by the Compensation Committee of the Board of Directors of the Company to further align the interests of executives with the interests of stockholders and further promote the Company’s commitment to sound corporate governance.

The Executive Stock Ownership Guidelines are based on a multiple of the executive’s base salary and then converted to a fixed number of shares. Once determined, an executive’s ownership guideline does not automatically change as a result of changes in his or her base salary or fluctuations in Oil States common stock price. However, the Committee may, from time to time, reevaluate and revise participants’ guidelines to incorporate these types of events. An executive’s stock ownership guideline may also increase because of a change in title. The Committee requires that the senior executives have direct ownership of the common stock in at least the following amounts:

Stock Ownership Level

Multiple
Position	of Salary

Chief Executive Officer	3X
Executive Officers (Section 16)	2X
Corporate Administrative Vice Presidents	1X

Stock that counts toward satisfaction of the Company’s Stock Ownership Guidelines includes:

•	Company shares owned outright (i.e. open market purchases) by the executive or his or her immediate family members residing in the same household

•	Vested OIS restricted stock awards that are issued as part of the executive’s long-term compensation

•	Company shares acquired upon option exercise that the executive continues to hold

•	Company shares held in the Company’s Nonqualified Deferred Compensation Plan

•	Company shares beneficially owned through a trust

Covered executives are required to achieve their Stock Ownership Guideline within four years (i.e. by March 1, 2011 for the initial requirements). Once achieved, ownership of the guideline amount must be maintained for as long as the individual is subject to Executive Stock Ownership Guidelines.

Executive and Change of Control Agreements

The Company maintains Executive Agreements with six executive officers subject to Section 16 of the Securities and Exchange Commission regulations. The Executive Agreements are not considered employment agreements and the executives are employed “at will” by the Company. These agreements provide protection in the event of a qualified termination, which is defined as an involuntary termination of the executive officer by the Company other than for “Cause” or a voluntary termination by the executive for “Good Reason” after a corporate “Change of Control” (as defined in each Executive Agreement) of the Company. The triggering events were selected due to the executive not having complete control of their circumstances. Executives are exercising control over their circumstances when they resign voluntarily without Good Reason or are terminated for Cause. As a result, these events do not trigger any payments.

If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, the Executive Agreements provide for payments based on the executive officer’s base salary and target annual bonus amount, that all restrictions on restricted stock awards will lapse and for continued health benefits for 24 months. Any vested, non-qualified stock options would expire after 3 months of the date of termination if not exercised prior to their expiration.

The Change of Control provision in the Executive Agreement is intended to encourage continued employment by the Company of its executive officers and to allow such executive to be in a position to provide assessment and advice to the Board of Directors regarding any proposed Change of Control without concern that such executive might be unduly distracted by the uncertainties and risks created by a proposed Change of Control. Unlike “single trigger” plans that pay out immediately upon a change of control the Company’s agreement requires a “double trigger” (i.e. a change of control along with an involuntary loss of employment). If the qualified termination occurs during the 24-month period following a corporate Change of Control, the agreements provide for a lump sum payment to the executive officer based on the executive officer’s base salary and target annual incentive amount. In addition, with respect to such a qualified termination, the agreements provide that all restricted stock awards will become vested, that all restrictions on such awards will lapse and that outstanding stock options will vest and, will remain exercisable for the remainder of their terms. The executive officer will also be entitled to health benefits for 36 months, vesting of all deferred compensation amounts, outplacement services and to be made whole for any excise taxes incurred with respect to severance payments that are in excess of the limits set forth under the Internal Revenue Code. See “Potential Payments Under Termination or Change of Control” in this Proxy Statement for additional disclosures of severance and Change of Control payments for Named Executive Officers.

The Executive Agreements have a term of three years and are extended automatically for one additional day on a daily basis for a period of three years, unless notice of non-extension is given by the Board of Directors of the Company, in which case the agreement will terminate on the third anniversary of the date notice is given. To receive benefits under the Executive Agreement, the executive officer will be required to execute a release of all claims against the Company. Certain terms of the Executive Agreements are summarized below.

Douglas E. Swanson.  Under the terms of Mr. Swanson’s Executive Agreement, he will be entitled to receive a lump sum payment equal to three times his base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, Mr. Swanson will be entitled to receive a lump sum payment equal to two times his base salary and target annual incentive amount. Mr. Swanson has announced that he will retire as Chief Executive Officer of the Company, effective April 30, 2007.

Cindy B. Taylor.  Under the terms of Mrs. Taylor’s Executive Agreement, she will be entitled to receive a lump sum payment equal to two and a half times her base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a corporate Change of Control, Mrs. Taylor will be entitled to receive a lump sum payment equal to one and a half times her base salary and target annual incentive amount.

All Other Section 16 Executive Officers.  Under the terms of each of their Executive Agreements, the executive officer will be entitled to receive a lump sum payment equal to two times his/her base salary and target annual incentive amount if a qualified termination occurs during the 24-month period following a corporate Change of Control. If a qualified termination occurs other than during the 24-month period following a Change of Control, the executive officer will be entitled to receive a lump sum payment equal to his/her base salary and target annual incentive amount.

Compensation Committee Report

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis filed in this document. The Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in the Proxy Statement and annual report.

THE COMPENSATION COMMITTEE

Gary L. Rosenthal, Chairman
Mark G. Papa
Stephen A. Wells

2006 SUMMARY COMPENSATION TABLE

The table below summarizes the total compensation paid or earned by each of the Named Executive Officers for the fiscal year ended December 31, 2006. The Company has not entered into any employment agreements with any of the Named Executive Officers. When setting total compensation for each of the Named Executive Officers, the Committee reviews tally sheets which show the executive’s current compensation, including equity and non-equity based compensation.

								Change in
								Pension
								Value and
							Non-Equity	Nonqualified
							Incentive	Deferred
				Stock	Option		Plan	Compensation	All Other
Name and		Salary	Bonus	Awards	Awards		Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)(1)	($)(1)		($)	($)	($)(4)	($)

Douglas E. Swanson	2006	$351,500		$448,955	$1,134,197	(2)	$351,500	—	$23,294	$2,309,446
Chief Executive Officer
Cindy B. Taylor	2006	$372,269		$79,756	$446,296		$409,496	—	$37,167	$1,344,984
President & Chief Operating Officer
Bradley J. Dodson	2006	$176,649		$44,640	$118,511		$158,984	—	$17,192	$515,976
Vice President, Chief Financial Officer & Treasurer
Howard Hughes	2006	$267,837		$13,404	$198,592		$267,837	—	$26,523	$774,193
President — Oil States Industries, Inc.
Ron R. Green(3)	2006	$233,746		$7,611	$79,449		$228,078	—	$44,087	$592,971
President — PTI Group, Inc.

(1)	The amounts in “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized as an expense for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of restricted stock awards and stock options, respectively, pursuant to the 2001 Equity Participation Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission (“SEC”) on February 28, 2007. Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2002 and 2003, are included in footnote 10 to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 2, 2005. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the named executives.

(2)	Includes $905,000 of expense associated with the accelerated vesting, approved by the Board of Directors on May 18, 2006, of 172,500 stock options for Mr. Swanson in consideration of the Board’s succession planning and the transition of certain leadership duties to Mrs. Taylor, the Company’s President and Chief Operating Officer.

(3)	Compensation reported for Mr. Green, other than stock awards and option awards, were made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2006.

(4)	The amount shown in “All Other Compensation” column reflects the following for each Named Executive Officer:

	Retirement or
	Deferred
	Compensation	Recruitment
	Plan Match	Payment	Other	Total
	($)(5)	($)(6)	($)(7)	($)

Douglas E. Swanson	17,575	—	5,719	23,294
Cindy B. Taylor	34,501	—	2,666	37,167
Bradley J. Dodson	14,656	—	2,536	17,192
Howard Hughes	25,731	—	792	26,523
Ron R. Green	13,918	29,402	767	44,087

(5)	Represents the matching contribution allocated by the Company to each of the Named Executive Officers, except Mr. Green, pursuant to the 401(K) Retirement Plan or Deferred Compensation Plan as more fully described in “Compensation Discussion and Analysis — Retirement Plans”, included herein. Mr. Green received the matching contribution in a Canadian Retirement Savings Plan.

(6)	Installment payment related to a recruitment arrangement for Mr. Green pursuant to an Employment Offer Letter dated November 11, 2004.

(7)	The amounts shown in the “Other” column in the table above include club dues and the imputed income attributable to term life insurance program for Messrs. Swanson and Dodson and Mrs. Taylor; the imputed income attributable to life insurance program for Mr. Hughes and Canadian health care premiums paid on behalf of Mr. Green. The amount attributable to each of these perquisites or benefits for each Named Executive Officer does not exceed the greater of $25,000 or 10% of the total amount of perquisites and benefits received by such Named Executive Officer.

2006 GRANTS OF PLAN BASED AWARDS

The following table provides information about equity and non-equity awards granted to Named Executive Officers in 2006: (1) the grant date; (2) the estimated future payouts under the non-equity incentive plan, which is discussed in “Compensation Discussion and Analysis — Annual Cash Incentive Compensation”, included herein; (3) the number of restricted stock awards pursuant to the Company’s 2001 Equity Participation Plan; (4) the number of stock option awards, which consist of the number of shares underlying stock options awarded, pursuant to the Company’s 2001 Equity Participation Plan; (5) the exercise price of the stock option awards, which reflects the closing price of our common stock on the date of grant; and (6) the grant date fair value of each equity award computed under SFAS 123R.

					All Other	All Other
					Stock	Options		Grant
					Awards:	Awards:		Date
		Estimated Future Payouts Under			Number of	Number of	Exercise or	Fair Value
		Non-Equity Incentive Plan			Shares of	Securities	Base Price	of Stock
		Awards(1)			Stock	Underlying	of Option	and Option
	Grant	Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Date	($)	($)	($)	(#)(2)	(#)(2)	($/Sh)	($)(3)

Douglas E. Swanson		$—	$150,000	$300,000
	2/15/2006				13,500			$470,610
	2/15/2006					—	—	N/A
Cindy B. Taylor		$—	$220,000	$440,000
	2/15/2006				6,500			$226,590
	2/15/2006					40,000	$34.86	$510,732
Bradley J. Dodson		$—	$85,500	$171,000
	2/15/2006				5,000			$174,300
	2/15/2006					15,000	$34.86	$191,525
Howard Hughes		$—	$135,000	$270,000
	2/15/2006				1,000			$34,860
	2/15/2006					12,500	$34.86	$159,604
Ron R. Green(4)		$—	$116,931	$233,862
	2/15/2006				1,000			$34,860
	2/15/2006					17,500	$34.86	$223,445

(1)	The amounts shown in the column “Target” reflect the target level of bonus payable under the Company’s Incentive Compensation Plan (see discussion in “Compensation Discussion and Analysis — Incentive Compensation Plan”, included herein) which is based on an executive’s base salary paid during the year multiplied by the executive’s bonus percentage. The base salary used in this table is shown as of the date of the award. The amount shown in the “Maximum” column represents 200% of the target amount. In years when less than 85% of performance targets established under the Incentive Compensation Plan are achieved no payments are made under the Plan.

(2)	The amounts shown in “All Other Stock Awards” and “All Other Option Awards” columns reflect the number of restricted stock awards and stock options, respectively, granted in 2006 pursuant to the Company’s 2001 Equity Participation Plan. See “Compensation Discussion and Analysis — Equity Participation Plan”, included herein.

(3)	This column shows the full grant date fair value of restricted stock awards and stock options under SFAS 123R granted to the Named Executive Officers during 2006. Generally, the full grant date fair value is the amount that the Company would expense in its financial statements over the award or option vesting schedule.

(4)	Mr. Green’s non-equity incentive plan award amounts were made in Canadian dollars and are reflected in this table in U.S. dollars using the average exchange rate for 2006.

OUTSTANDING EQUITY AWARDS AT 2006 FISCAL YEAR END

The following table provides information on the holdings of stock options and stock awards by the Named Executive Officers as of December 31, 2006. This table includes unexercised and unvested option awards and unvested stock awards. Each equity grant is shown separately for each Named Executive Officer. The vesting schedule for each grant is shown following this table, based on the option or stock award grant date or other factors, as discussed. The market value of the stock awards is based on the closing market price of the Company’s common stock as of December 31, 2006, which was $32.23. For additional information about the option awards and stock awards, see the description of equity incentive compensation in “Compensation Discussion and Analysis”, included herein.

	Options Awards							Stock Awards
												Equity
												Incentive
											Equity	Plan
											Incentive	Awards:
					Equity						Plan	Market or
					Incentive						Awards:	Payout
					Plan Awards:					Market	Number of	Value of
					Number of					Value of	Unearned	Unearned
	Number of		Number of		Securities			Number of		Shares or	Shares,	Shares,
	Securities		Securities		Underlying			Shares or		Units of	Units	Units or
	Underlying		Underlying		Unexercised	Option		Units of		Stock	or Other	Other
	Unexercised		Unexercised		Unearned	Exercise	Option	Stock that		that	Rights that	Rights
	Options (#)		Options (#)		Options	Price	Expiration	Have Not		Have Not	Have Not	that Have
Name	Exercisable		Unexercisable		(#)	($)	Date	Vested		Vested	Vested	Not Vested

Douglas E. Swanson	41,250	(10)				$11.49	2/25/2013
	75,000	(11)				$13.70	2/26/2010
	56,250	(12)				$21.08	2/24/2011	5,362	(1)	$172,817
								13,500	(2)	$435,105
Cindy B. Taylor	65,000	(3)				$8.00	2/11/2012
	75,000		25,000	(4)		$11.49	2/25/2013
			37,500	(5)		$13.70	2/26/2010
	15,000		45,000	(6)		$21.08	2/24/2011
			40,000	(7)		$34.86	2/15/2012	4,312	(1)	$138,976
								6,500	(8)	$209,495
Bradley J. Dodson	12,000	(3)				$8.00	2/11/2012
	5,000		5,000	(4)		$11.49	2/25/2013
			10,000	(5)		$13.70	2/26/2010
			9,843	(6)		$21.08	2/24/2011
			15,000	(7)		$34.86	2/15/2012	937	(1)	$30,200
								5,000	(8)	$161,150
Howard Hughes	40,000	(9)				$9.00	2/8/2011
	32,500	(3)				$8.00	2/11/2012
	30,000		10,000	(4)		$11.49	2/25/2013
	18,750		18,750	(5)		$13.70	2/26/2010
	2,813		8,437	(6)		$21.08	2/24/2011
			12,500	(7)		$34.86	2/15/2012	825	(1)	$26,590
								1,000	(8)	$32,230
Ron R. Green	3,750		11,250	(6)		$21.08	2/24/2011
			17,500	(7)		$34.86	2/15/2012	1,000	(8)	$32,230

(1)	Restricted stock award of 2/24/2005 that vests at the rate of 25% per year, with vesting dates of 2/24/2006, 2/24/2007, 2/24/2008 and 2/24/2009.

(2)	Restricted stock award of 2/16/2006 to Mr. Swanson that vests in one year on 2/16/2007 as a result of the Board of Director’s succession planning and the transition of certain leadership duties to Mrs. Taylor, the Company’s President and Chief Operating Officer.

(3)	Stock option award of 2/11/2002 that vests at the rate of 25% per year, with vesting dates of 2/11/2003, 2/11/2004, 2/11/2005 and 2/11/2006.

(4)	Stock option award of 2/25/2003 that vests at the rate of 25% per year, with vesting dates of 2/25/2004, 2/25/2005, 2/25/2006 and 2/25/2007.

(5)	Stock option award of 2/26/2004 that vests at the rate of 25% per year, with vesting dates of 2/26/2005, 2/26/2006, 2/26/2007 and 2/26/2008.

(6)	Stock option award of 2/24/2005 that vests at the rate of 25% per year, with vesting dates of 2/24/2006, 2/24/2007, 2/24/2008 and 2/24/2009.

(7)	Stock option award of 2/15/2006 that vests at the rate of 25% per year, with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009 and 2/15/2010.

(8)	Restricted stock award of 2/15/2006 that vests at the rate of 25% per year, with vesting dates of 2/15/2007, 2/15/2008, 2/15/2009 and 2/15/2010.

(9)	Stock option award of 2/08/2001 that vested at the rate of 25% per year, with vesting dates of 2/08/2002, 2/08/2003, 2/08/2004 and 2/08/2005.

(10)	Stock option award of 2/25/2003 to Mr. Swanson that vested at the rate of 25% on 2/25/2004, 2/25/2005, 2/25/2006 and then accelerated to vest 25% on 5/18/2006 as a result of the Board of Director’s succession planning and the transition of certain leadership duties to Mrs. Taylor, the Company’s President and Chief Operating Officer.

(11)	Stock option award of 2/26/2004 to Mr. Swanson that vested at the rate of 25% on each of 2/26/2005 and 2/26/2006 and then accelerated to vest 50% on 5/18/2006 as a result of the Board of Director’s succession planning and the transition of certain leadership duties to Mrs. Taylor, the Company’s President and Chief Operating Officer.

(12)	Stock option award of 2/24/2005 to Mr. Swanson that vested at the rate of 25% on 2/24/2006 and then accelerated to vest 75% on 5/18/2006 as a result of the Board of Director’s succession planning and the transition of certain leadership duties to Mrs. Taylor, the Company’s President and Chief Operating Officer.

2006 OPTION EXERCISES AND STOCK VESTED

The following table provides information, for the Named Executive Officers on (1) stock option exercises during 2006, including the number of shares acquired upon exercise and the value realized and (2) the number of shares acquired upon the vesting of stock awards and the value realized, each before payment of any applicable withholding tax.

	Option Awards		Stock Awards(1)
	Number of Shares	Value Realized	Number of Shares	Value Realized on
	Acquired on Exercise	on Exercise	Acquired on Vesting	Vesting
Name	(#)	($)	(#)	($)

Douglas E. Swanson	139,250	3,610,531	1,788	$64,797
Cindy B. Taylor	68,750	2,099,445	1,438	$52,113
Bradley J. Dodson	8,282	157,155	313	$11,343
Howard Hughes	—	—	275	$9,966
Ron R. Green	—	—	—	$—

(1)	Reflects shares received pursuant to restricted stock awards under the 2001 Equity Participation Plan for grants made in 2005 to each Named Executive Officer.

2006 NONQUALIFIED DEFERRED COMPENSATION

Deferred Compensation Plan

The Company maintains a nonqualified deferred compensation plan that permits our directors and eligible employees to elect to defer all or a part of their cash compensation (base and/or incentive pay) from us until the termination of their status as a director or employee. See “Compensation Discussion and Analysis — Deferred Compensation Plan”, included herein, for details about the plan.

The investment options currently available to an executive under the Deferred Compensation Plan are the same mutual funds that are available to all employees under the Company’s 401(K) Retirement Plan.

Detailed below is activity in the Deferred Compensation Plan for each Named Executive Officer. Mr. Green is a Canadian citizen based in Edmonton, Canada and is not eligible to participate in the Deferred Compensation Plan.

	Executive	Registrant	Aggregate		Aggregate
	Contributions	Contribution	Earnings	Aggregate	Balance at
	in Last	in Last	in Last	Withdrawals/	Last Fiscal
	Fiscal Year	Fiscal Year	Fiscal Year	Distributions	Year End
Name	($)(1)	($)	($)(2)	($)(3)	($)

Douglas E. Swanson	35,150	17,575	250,367	(25,525)	1,824,999
Cindy B. Taylor	69,002	34,501	52,071	(21,525)	484,011
Bradley J. Dodson	19,353	14,656	3,427	—	37,436
Howard Hughes	266,547	25,731	123,832	(25,525)	975,708
Ron R. Green	—	—	—	—	—

(1)	All contribution amounts for the last fiscal year reported in this deferred compensation table are also included in amounts reported in the 2006 Summary Compensation Table appearing in this Proxy Statement.

(2)	Represents net unrealized appreciation, dividends and distributions from mutual fund investments for 2006 associated with investments held in the Deferred Compensation Plan.

(3)	The Deferred Compensation Plan allows an annual “roll-over” of deferred compensation amounts into the Company’s 401(K) Retirement Plan to the maximum extent permitted by U.S. Internal Revenue Service regulations.

POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE OF CONTROL

The tables below reflect the amount of compensation to each of the Named Executive Officers of the Company in the event of an involuntary not-for-cause termination of such executive’s employment or a termination following a change of control (see “Compensation Discussion and Analysis — Executive and Change of Control Agreements” herein; such Executive and Change of Control Agreements are referred to herein as “Executive Agreements”). The scope, terms or operation of payments of compensation due to each Named Executive Officer upon voluntary terminations, early retirement, retirement, for cause termination and in the event of disability or death of the executive are the same as for all salaried employees. The amounts shown in the tables assume that such termination was effective as of December 31, 2006, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company. Mr. Green participates in the Company’s Change of Control Severance Plan

Douglas E. Swanson

The following table shows the potential payments upon termination or a “Change of Control”, as defined in his Executive Agreement, of the Company for Douglas E. Swanson, the Company’s Chief Executive Officer. Per Mr. Swanson’s Executive Agreement, if Mr. Swanson is terminated following a Change of Control (other than termination by the Company for “Cause”, as defined in the agreement, or by reason of death or disability), or if Mr. Swanson voluntarily terminates his employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, he is entitled to receive a lump sum severance payment of three times the sum of his base salary and the target annual bonus earned by him pursuant to annual incentive compensation plan. If Mr. Swanson is terminated by the Company not for Cause without a Change of Control, he is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan. Upon Mr. Swanson’s retirement, effective on April 30, 2007, he will no longer be subject to the Executive Agreement. Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of Mr. Swanson or an involuntary not for Cause termination following a Change of Control of the Company as of December 31, 2006.

Involuntary
	Not for	Involuntary
	Cause	Not for Cause
	Termination	Termination
	Without a	With a
	Change of	Change of
Executive Benefits and	Control	Control
Payments Upon	on	on
Separation	12/31/2006	12/31/2006

Compensation:
Cash Severance	$900,000	$1,350,000
Stock Options(1)	$—	$—
Stock Awards(1)	$607,922	$607,922
Benefits & Perquisites:
Health and Welfare Benefits(2)	$12,949	$18,821
Excise Tax & Gross-Up	$—	$—
Outplacement Assistance(3)	$—	$45,000

(1)	Reflects the value of unvested restricted stock awards as of December 31, 2006 that would be accelerated as a result of the separation event based on the Company’s stock price as of that date.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Swanson under the Company’s health and welfare benefit plans.

(3)	Reflects the amount of estimated outplacement assistance that would be provided for Mr. Swanson pursuant to the Executive Agreement.

Cindy B. Taylor

The following table shows the potential payments upon termination or a “Change of Control”, as defined in her Executive Agreement, of the Company for Cindy B. Taylor, the Company’s President and Chief Operating Officer. Per Mrs. Taylor’s Executive Agreement, if Mrs. Taylor is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if Mrs. Taylor voluntarily terminates her employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, she is entitled to receive a lump sum severance payment of two and one half times the sum of her base salary and the target annual bonus earned by her pursuant to annual incentive compensation plan. If Mrs. Taylor is terminated by the Company not for Cause without a Change of Control, she is entitled to receive a lump sum severance payment of one and a half times the sum of her base salary and the target annual bonus earned by her pursuant to the annual incentive compensation plan. Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of Mrs. Taylor or an involuntary not for Cause termination following a Change of Control of the Company as of December 31, 2006.

	Involuntary
	Not for	Involuntary
	Cause	Not for Cause
	Termination	Termination
	Without a	With a
	Change of	Change of
Executive Benefits and	Control	Control
Payments Upon	on	on
Separation	12/31/2006	12/31/2006

Compensation:
Cash Severance	$930,000	$1,550,000
Stock Options(1)	$—	$1,715,125
Stock Awards(1)	$348,741	$348,471
Benefits & Perquisites:
Health and Welfare Benefits(2)	$12,949	$18,821
Excise Tax & Gross-Up	$—	$—
Outplacement Assistance(3)	$—	$60,000

(1)	Reflects the value of unvested stock options or restricted stock awards as of December 31, 2006 that would be accelerated as a result of the separation event based on the Company’s stock price as of that date.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mrs. Taylor under the Company’s health and welfare benefit plans.

(3)	Reflects the amount of estimated outplacement assistance that would be provided for Mrs. Taylor pursuant to the Executive Agreement.

Bradley J. Dodson

The following table shows the potential payments upon termination or a “Change of Control”, as defined in his Executive Agreement, of the Company for Bradley J. Dodson, the Company’s Vice President, Chief Financial Officer and Treasurer. Per Mr. Dodson’s Executive Agreement, if Mr. Dodson is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if Mr. Dodson voluntarily terminates his employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, he is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus earned by him pursuant to annual incentive compensation plan. If Mr. Dodson is terminated by the Company not for Cause without a Change of Control, he is entitled to receive a lump sum severance payment of one times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan. Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of Mr. Dodson or an involuntary not for Cause termination following a Change of Control of the Company as of December 31, 2006.

	Involuntary
	Not for	Involuntary
	Cause	Not for Cause
	Termination	Termination
	Without a	With a
	Change of	Change of
Executive Benefits and	Control	Control
Payments Upon	on	on
Separation	12/31/2006	12/31/2006

Compensation:
Cash Severance	$275,500	$551,000
Stock Options(1)	$—	$398,749
Stock Awards(1)	$191,350	$191,350
Benefits & Perquisites:
Health and Welfare Benefits(2)	$12,949	$18,821
Excise Tax & Gross-Up	$—	$—
Outplacement Assistance(3)	$—	$28,500

(1)	Reflects the value of unvested stock options or restricted stock awards as of December 31, 2006 that would be accelerated as a result of the separation event based on the Company’s stock price as of that date.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Dodson under the Company’s health and welfare benefit plans.

(3)	Reflects the amount of estimated outplacement assistance that would be provided for Mr. Dodson pursuant to the Executive Agreement.

Howard Hughes

The following table shows the potential payments upon termination or a “Change of Control”, as defined in his Executive Agreement, of the Company for Howard Hughes, the President of the Company’s Oil States Industries, Inc. subsidiary and our Vice President — Offshore Products. Per Mr. Hughes’s Executive Agreement, if Mr. Hughes is terminated following a Change of Control (other than termination by the Company for Cause, as defined in the agreement, or by reason of death or disability), or if Mr. Hughes voluntarily terminates his employment for “Good Reason”, as defined in the agreement, during the 24-month period following a corporate Change of Control, he is entitled to receive a lump sum severance payment of two times the sum of his base salary and the target annual bonus earned by him pursuant to annual incentive compensation plan. If Mr. Hughes is terminated by the Company not for Cause without a Change of Control, he is entitled to receive a lump sum severance payment of one times the sum of his base salary and the target annual bonus earned by him pursuant to the annual incentive compensation plan. Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of Mr. Hughes or an involuntary not for Cause termination following a Change of Control of the Company as of December 31, 2006.

	Involuntary
	Not for	Involuntary
	Cause	Not for Cause
	Termination	Termination
	Without a	With a
	Change of	Change of
Executive Benefits and	Control	Control
Payments Upon	on	on
Separation	12/31/2006	12/31/2006

Compensation:
Cash Severance	$405,000	$810,000
Stock Options(1)	$—	$648,910
Stock Awards(1)	$58,820	$58,820
Benefits & Perquisites:
Health and Welfare Benefits(2)	$12,949	$18,821
Excise Tax & Gross-Up	$—	$201,544
Outplacement Assistance(3)	$—	$40,500

(1)	Reflects the value of unvested stock options or restricted stock awards as of December 31, 2006 that would be accelerated as a result of the separation event based on the Company’s stock price as of that date.

(2)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Hughes under the Company’s health and welfare benefit plans.

(3)	Reflects the amount of estimated outplacement assistance that would be provided for Mr. Hughes pursuant to the Executive Agreement.

Ron R. Green

The following table shows the potential payments upon an involuntary not for Cause termination following a “Change of Control”, as set forth in the Company’s Change of Control Severance Plan, of the Company for Ron R. Green, the President and Chief Executive Officer of the Company’s PTI Group Inc. subsidiary. As a participant in the Company’s Change of Control Severance Plan, if Mr. Green voluntarily terminates his employment for “Good Reason”, as defined in the Change of Control Severance Plan during the 12-month period following a corporate Change of Control, he is entitled to receive a lump sum severance payment equal to the sum of his annual base salary and the target annual bonus earned by him pursuant to annual incentive compensation plan. Shown in the table below are potential payments upon the assumed involuntary not for Cause termination of Mr. Green following a Change of Control of the Company as of December 31, 2006.

Involuntary
Not for Cause
Termination
With a
Change of
Executive Benefits and	Control
Payments Upon	on
Separation	12/31/2006

Compensation:
Cash Severance	$365,942
Stock Options(1)	$125,439
Remaining Recruitment Payment(2)	$29,402
Benefits & Perquisites:
Health and Welfare Benefits(3)	$767
Excise Tax & Gross-Up	$—
Outplacement Assistance(4)	$15,000

(1)	Reflects the value of unvested stock options as of December 31, 2006 that would be accelerated as a result of the separation event based on the Company’s stock price as of that date.

(2)	Reflects the unpaid balance of Mr. Green’s recruitment payment.

(3)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Green under the Company’s health and welfare benefit plans.

(4)	Reflects the amount of estimated outplacement assistance that would be provided for Mr. Green pursuant to the Change of Control Severance Plan.

DIRECTOR COMPENSATION

Directors who are also our employees do not receive a retainer or fees for service on our Board of Directors or any committees. Effective May 18, 2006, directors who were not employees received an annual retainer of $30,000 and fees of $1,500 for attendance at each Board or committee meeting. The non-employee director who serves as the chairman of the Board receives an additional annual retainer of $20,000 and each non-employee director who serves as the chairman of the Compensation Committee or the Nominating & Corporate Governance Committee receives an additional annual retainer of $10,000. The chairman of the Audit Committee receives an additional annual retainer of $15,000. Members of the Nominating and Corporate Governance Committee and the Compensation Committee, other than the Committee Chair, receive an additional annual retainer of $5,000 and members of the Audit Committee, other than the Committee Chair, receive an additional annual retainer of $7,500. In May 2005, the Company’s 2001 Equity Participation Plan was amended to allow equity awards to directors on the same basis as employees. Under current guidelines, newly elected directors receive restricted stock awards of the Company’s common stock valued at $75,000 after their initial election. Directors receive additional restricted stock awards of the Company’s common stock valued at $75,000 at each annual stockholders’ meeting after which they continue to serve. The directors’ restricted stock awards vest on the next annual stockholders’ meeting date following the date of grant. Directors are subject to the Company’s stock ownership guidelines pursuant to which they are expected to retain all restricted stock award shares remaining after payment of applicable taxes until retirement or until leaving the Board. Prior to 2005, directors received options to purchase shares of our common stock pursuant to the terms of the 2001 Equity Participation Plan. All of our directors are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of our Board of Directors or committees and for other reasonable expenses related to the performance of their duties as directors.

DIRECTOR SUMMARY COMPENSATION FOR THE CALENDAR YEAR 2006

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended December 31, 2006.

						Change in
						Pension
						Value and
					Non-Equity	Nonqualified
	Fees Earned or		Stock	Option	Incentive Plan	Deferred	All Other
	Paid in Cash		Awards	Awards	Compensation	Compensation	Compensation	Total
Name	($)		($)(1)(2)	($)(1)	($)	Earnings	($)	($)

L.E. Simmons(3)	42,000		75,000	19,984				136,984
Andrew L. Waite(4)	26,456		28,359	102,923				157,738
Stephen A. Wells	98,500	(5)	75,000	19,984				193,484
Martin Lambert	48,500	(5)	75,000	19,984				143,484
Gary L. Rosenthal	86,500		75,000	19,984				181,484
Mark G. Papa	64,500		75,000	19,984				159,484
S. James Nelson	70,500		75,000	8,193				153,693
William T. Van Kleef	18,408		46,646	—				65,054

As of December 31, 2006, the aggregate number of shares of stock awards and the aggregate number of shares underlying option awards held by directors are as follows:

	Stock	Option
Name	Awards	Awards

L.E. Simmons(3)	5,527	20,000
Stephan A. Wells	5,527	20,000
Martin Lambert	5,527	20,000
Gary L. Rosenthal	5,527	20,000
Mark G. Papa	5,527	15,000
S. James Nelson	5,527	5,000
William T. Van Kleef	2,091	0

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2006, in accordance with SFAS 123R of restricted stock awards and stock options, respectively, pursuant to the 2001 Equity Participation Plan and thus include amounts from awards granted in and prior to 2006. Assumptions used in the calculation of this amount for fiscal years ended December 31, 2004, 2005 and 2006 are included in footnote 13 to the Company’s audited financial statements for the fiscal year ended December 31, 2006, included in the Company’s Annual Report of Form 10-K filed with the SEC on February 28, 2007. Assumptions used in the calculation of this amount for the fiscal years ended December 31, 2002 and 2003, are included in footnote 10 to Consolidated Financial Statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, filed with the SEC on March 2, 2005. Pursuant to SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. These amounts reflect the Company’s accounting expense for these awards and options, and do not necessarily correspond to the actual value that will be recognized by the directors.

(2)	The dollar amount recognized for financial statement purposes in 2006 is based on director stock awards made on May 18, 2005 and 2006 to each director which consisted of 3,436 shares and 2,091 shares, respectively, valued at the closing market price on that date. Director stock awards vest over the one year period until the next annual stockholders’ meeting date.

(3)	Mr. Simmons resigned from the board effective February 16, 2007. As a result of the timing of his resignation, Mr. Simmons forfeited unvested equity awards which included 3,750 stock options and 2,091 restricted stock awards. Had Mr. Simmons completed his term and not stood for reelection at the Annual Meeting, 2,500 of such stock options and all of such restricted stock would have vested. The timing of Mr. Simmons resignation was influenced by a request from the Board to facilitate the Board’s management succession planning and to provide the Nominating and Corporate Governance Committee with additional flexibility to consider additions to the Board. In recognition of Mr. Simmons’ past contributions to the Company and in consideration for his early resignation, the Board approved a cash payment of $101,939 to Mr. Simmons to reimburse him for the forfeited equity awards. The payment was based on the intrinsic value of forfeited options plus the value for the forfeited stock awards considering the pro rata portion of the vesting period for those awards through February 16, 2007.

(4)	Mr. Waite did not stand for reelection to the Board at the Company’s May 18, 2006 annual stockholders’ meeting. On April 6, 2006, the Compensation Committee of the Board of Directors approved the acceleration of Mr. Waite’s stock awards and stock options that were not already vested by that date in consideration of his past service on the Board. A total of 3,436 stock awards and 7,500 option awards were accelerated and a total cost of $105,022 was recognized. This expense is included in the compensation shown for Mr. Waite. Mr. Waite had deferred 100% of his Board retainer and meeting fees in the Company’s Deferred Compensation Plan until he left the Board.

(5)	Mr. Lambert and Mr. Wells each elected to have 100% of their 2006 Board retainer and meeting fees deferred in the Company’s Deferred Compensation Plan.

SECURITY OWNERSHIP

The following table sets forth, as of March 31, 2007, information regarding shares beneficially owned by:

•	each person who we know to be the beneficial owner of more than five percent of our outstanding shares of common stock;

•	each of the Named Executive Officers;

•	each of our directors; and

•	all current directors and executive officers as a group.

To our knowledge, except as indicated in the footnotes to this table or as provided by applicable community property laws, the persons named in the table have sole voting and investment power with respect to the shares of common stock indicated.

	Beneficial Ownership
Name and Address of Beneficial Owners(1)	Shares	Percentage

FMR Corp.(2)	7,488,422	15.21%
82 Devonshire Street Boston, Massachusetts 02109
Mellon Financial Corporation(3)	2,974,291	6.04%
45 Freemont Street San Francisco, CA 94105
Douglas E. Swanson(4)	160,276	*
Cindy B. Taylor(4)	252,893	*
Bradley J. Dodson(4)	45,478	*
Howard Hughes(4)	156,252	*
Ron R. Green(4)	12,875	*
Martin Lambert(4)	32,255	*
S. James Nelson(4)	13,777	*
Mark G. Papa(4)	20,075	*
Gary L. Rosenthal(4)	40,915	*
William T. Van Kleef	2,091	*
Stephen A. Wells(4)	68,910	*
All directors and executive officers as a group (13 persons)(4)	954,856	1.91%

*	Less than one percent.

(1)	Unless otherwise indicated, the address of each beneficial owner is c/o Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.

(2)	Based on a Schedule 13G (Amendment No. 4) filed with the SEC pursuant to the Exchange Act in February 2007, the shares reported represent the aggregated beneficial ownership by FMR Corp. (“FMR”) (together with its wholly owned subsidiaries). FMR may be deemed to have sole voting power with respect to 742,800 shares and sole dispositive power with respect to 7,488,422 shares. FMR has no shared voting or dispositive power with respect to any of the shares shown. Members of the Edward D. Johnson 3d family own approximately 49% of the voting power of FMR.

(3)	Based on a Schedule 13G filed with the SEC pursuant to the Exchange Act in February 2007, the shares reported represent the aggregate beneficial ownership by Mellon Financial Corporation (“Mellon”) and certain of its affiliates. Mellon may be deemed to have sole voting power with respect to 2,742,731 shares, sole dispositive power with respect to 2,962,731 shares, shared voting power with respect to 7,160 shares and shared dispositive power with respect to 11,560 shares.

(4)	Includes shares that may be acquired within 60 days through the exercise of options to purchase shares of our common stock as follows: Mr. Swanson — 86,250; Ms. Taylor — 223,750; Mr. Dodson — 34,031; Mr. Hughes —

149,376; Mr. Green — 11,875; Mr. Lambert — 18,750; Mr. Nelson — 3,750; Mr. Papa — 13,750; Mr. Rosenthal — 18,750; Mr. Wells — 18,750 and all directors and executive officers combined — 710,284.

PROPOSAL 2:

RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

Pursuant to the recommendation of the Audit Committee, the Board of Directors appointed Ernst & Young LLP, independent public accountants, to audit the consolidated financial statements of the Company for the year ending December 31, 2007. Ernst & Young LLP has audited the Company’s consolidated financial statements since May 2000. In the event the appointment is not ratified, the Board of Directors will consider the appointment of other independent auditors. Fees paid to Ernst & Young LLP during the past two fiscal years were as follows:

AUDIT COMMITTEE DISCLOSURE

Audit Fees.  Fees for professional services provided for the years ended December 31, 2006 and 2005, were $1,852,000 and $2,086,000, respectively. Audit fees consist primarily of the audit and quarterly reviews of the consolidated financial statements, the audit of internal controls over financial reporting, audits of subsidiaries, statutory audits of subsidiaries required by governmental or regulatory bodies, attestation services required by statute or regulation, comfort letters, consents, assistance with and review of documents filed with the SEC, work performed by tax professionals in connection with the audit and quarterly reviews, and accounting and financial reporting consultations and research work necessary to comply with generally accepted auditing standards. Audit fees for the year ended December 31, 2005 included nonrecurring charges of $211,000 related to work performed in connection with the issuance of Contingent Convertible Notes by the Company.

Audit-Related Fees.  There were no audit-related fees during the year ended December 31, 2006. Fees for professional services provided during the year ended December 31, 2005 were $316,000. Audit-related fees consist primarily of attestation services not required by statute or regulation. Audit related fees for the year ended December 31, 2005 included nonrecurring charges of $310,000 related to the separate audit of the Company’s hydraulic workover business.

Tax Fees.  Fees for professional services provided during the years ended December 31, 2006 and 2005, were $136,000 and $148,000, respectively. Tax fees include professional services provided for tax compliance, tax advice, and tax planning, except those rendered in connection with the audit.

All Other Fees.  None.

The charter of the Audit Committee provides that the Audit Committee is responsible for the pre-approval of all auditing services and permitted non-audit services to be performed for the Company by the independent auditors in order to ensure that the provision of such services does not impair the independent auditor’s independence. The Audit Committee has adopted the Audit Committee Pre-Approval Policy, effective as of February 21, 2007, pursuant to which the Audit Committee has granted general pre-approval of the specified audit, audit-related, tax and other services. The pre-approval policy provides that the Audit Committee must be promptly informed of the provision of any pre-approved services. Services to be provided by the independent auditor that have not received general pre-approval as set forth in the pre-approval policy require specific pre-approval by the Audit Committee and must be submitted to the Audit Committee by the Chief Financial Officer or the Senior Vice President, Accounting and Corporate Secretary. Any such submission must include a statement as to whether, in such officer’s view, the request or application is consistent with maintaining the independence of the independent auditor in accordance with the SEC’s rules on auditor independence. All services rendered by Ernst & Young LLP in 2006 were subject to the applicable current pre-approval policy. The Company has not agreed to indemnify Ernst & Young LLP in connection with any of their work.

Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and will be offered the opportunity to make a statement if such representatives desire to do so. The representatives of Ernst & Young LLP will also be available to answer questions and discuss matters pertaining to the Report of Independent Auditors contained in the financial statements in the Company’s Annual Report on Form 10-K filed with the SEC on February 28, 2007.

The Board of Directors recommends that stockholders vote “FOR” the ratification of the appointment of independent accountants.

Audit Committee Report

The Board of Directors appointed the undersigned directors as members of the committee and adopted a written charter setting forth the procedures and responsibilities of the committee. Each year, the committee reviews the charter and reports to the Board on its adequacy in light of applicable NYSE rules. In addition, the Company furnishes an annual written affirmation to the NYSE relating to Audit Committee membership, the independence and financial management expertise of the Audit Committee and the adequacy of the committee charter.

During the last year, and earlier this year in preparation for the filing with the SEC of the Company’s Annual Report on Form 10-K for the year ended December 31, 2006 (the “10-K”), the committee:

•	reviewed and discussed the audited financial statements with management and the Company’s independent auditors;

•	reviewed the overall scope and plans for the audit and the results of the independent auditors’ examinations;

•	met with management periodically during the year to consider the adequacy of the Company’s internal controls and the quality of its financial reporting and discussed these matters with the Company’s independent auditors and with appropriate Company financial personnel, including the Audit and Compliance officer;

•	discussed with the Company’s senior management, independent auditors and the Audit and Compliance officer the process used for the Company’s chief executive officer and chief financial officer to make the certifications required by the SEC and the Sarbanes-Oxley Act of 2002 in connection with the 10-K and other periodic filings with the SEC;

•	reviewed and discussed with the independent auditors (1) their judgments as to the quality (and not just the acceptability) of the Company’s accounting policies, (2) the written communication required by Independence Standards Board Standard No. 1, “Independence Discussions with Audit Committees” and the independence of the independent auditors, and (3) the matters required to be discussed with the committee under auditing standards generally accepted in the United States, including Statement on Auditing Standards No. 61, “Communication with Audit Committees”;

•	based on these reviews and discussions, as well as private discussions with the independent auditors and the Company’s Audit and Compliance officer, recommended to the Board of Directors the inclusion of the audited financial statements of the Company and its subsidiaries in the 10-K; and

•	determined that the non-audit services provided to the Company by the independent auditors (discussed above under the Proposal to Ratify the Selection of Independent Auditors (Proposal 2)), are compatible with maintaining the independence of the independent auditors. The committee’s pre-approval policies and procedures are discussed above under Proposal 2.

Notwithstanding the foregoing actions and the responsibilities set forth in the committee charter, the charter clarifies that it is not the duty of the committee to plan or conduct audits or to determine that the Company’s financial statements are complete and accurate and in accordance with generally accepted accounting principles. Management is responsible for the Company’s financial reporting process including its system of internal controls, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States. The independent auditors are responsible for expressing an opinion on those financial statements, on management’s assessment of internal control over financial reporting and on the effectiveness of internal control over financial reporting. Committee members are not employees of the Company or accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the committee has relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States, that the Company’s internal controls over financial reporting were effective as of December 31, 2006 and on the representations of the independent auditors included in their report on the Company’s financial statements.

The committee met regularly with management and the independent and internal auditors, including private discussions with the independent auditors and the Company’s internal auditors and received the communications described above. The committee has also established procedures for (a) the receipt, retention and treatment of complaints received by the Company regarding accounting, internal accounting controls or auditing matters, and (b) the confidential, anonymous submission by the Company’s employees of concerns regarding questionable accounting or auditing matters. However, this oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent auditors do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles or that the audit of the Company’s financial statements has been carried out in accordance with generally accepted auditing standards.

The information contained in this report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filings with the Securities and Exchange Commission, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

Respectfully submitted,

Audit Committee
Stephen A. Wells, Chairman through December 31, 2006
William T. Van Kleef, Chairman effective January 1, 2007
S. James Nelson
Gary L. Rosenthal

COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

Section 16(a) of the Exchange Act requires executive officers and directors and persons who own more than 10% of our common stock to file initial reports of ownership and changes in ownership with the SEC and the NYSE. Such persons are also required to furnish the Company with copies of all Section 16(a) reports they file. Based solely on our review of the copies of such reports received by us and representations from certain reporting persons, we believe that during 2006, all of our directors, executive officers and beneficial owners of more than 10% of our common stock complied with all applicable Section 16(a) filing requirements applicable to them except a Form 4 filing for Mr. Papa for one May 2006 transaction that was filed late.

STOCKHOLDER PROPOSALS

Proposals of stockholders intended to be presented at the 2008 annual meeting of stockholders must be received by the Company at its principal executive office by December 10, 2007 in order for such proposals to be included in the Company’s proxy statement and form of proxy for such meeting. Stockholders submitting such proposals are requested to address them to the Secretary, Oil States International, Inc., Three Allen Center, 333 Clay Street, Suite 4620, Houston, Texas 77002.

In addition, the Company’s Bylaws provide that only such business as is properly brought before the 2008 annual meeting of stockholders will be conducted. For business to be properly brought before the meeting or nominations of persons for election to the Board of Directors to be properly made at the annual meeting by a stockholder, notice must be received by the Secretary at the Company’s offices not later than the close of business on December 14, 2007. The notice to the Company must also provide certain information set forth in the Bylaws. A copy of the Bylaws may be obtained upon written request to the Secretary.

By Order of the Board of Directors,

Robert W. Hampton
Secretary

Houston, Texas
April 10, 2007

IT IS IMPORTANT THAT PROXIES BE RETURNED PROMPTLY. WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, SIGN, AND RETURN THE PROXY IN THE ENCLOSED POSTAGE-PAID, ADDRESSED ENVELOPE.

OIL STATES INTERNATIONAL, INC.
PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 17, 2007
The undersigned hereby (1) acknowledges receipt of the Notice of Annual Meeting of Stockholders of Oil States International, Inc. (the “Company”) to be held on May 17, 2007, and the Proxy Statement in connection therewith, each dated April 10, 2007 and (2) constitutes and appoints Cindy B. Taylor and Bradley J. Dodson and each of her or his attorneys and proxies, with full power of substitution to each, for and in the name, place, and stead of the undersigned, to vote, and to act with respect to, all of the shares of common stock of the Company standing in the name of the undersigned or with respect to which the undersigned is entitled to vote and act at that meeting and at any meeting(s) (“Adjournment(s)”) to which that meeting is adjourned, as indicated on reverse:

PLEASE SIGN BELOW, DATE, AND RETURN PROMPTLY.

Dated:	, 2007

Signed:

IMPORTANT: Please sign exactly as name appears to the left. When signing on behalf of a corporation, partnership, estate, trust, or in other representative capacity, please sign named and title. For joint accounts, each joint owner must sign.
THIS PROXY WILL BE VOTED AS SPECIFIED ON THE REVERSE SIDE OF THIS CARD. IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND FOR THE RATIFICATION OF THE SELECTION OF AUDITORS. IN ORDER FOR THIS PROXY TO BE VALID, IT MUST BE SIGNED ON THE REVERSE SIDE OF THIS CARD.
PROXY

1.	ELECTION OF DIRECTORS

FOR all nominees listed below except as

Marked to the contrary below. ☐

	(1) Martin Lambert	WITHHOLD AUTHORITY to vote for all

	(2) Mark G. Papa	nominees listed to the left. ☐

(3) Stephen A. Wells

INSTRUCTION: To withhold authority to vote

for any individual nominee, write the number

of the nominee in the space provided.

2.	RATIFICATION OF THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT ACCOUNTANTS FOR THE COMPANY FOR THE CURRENT YEAR:
FOR ☐      AGAINST ☐      ABSTAIN ☐
3.	IN THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENTS(S) THEREOF.
If you plan to attend the Annual Meeting, check this box:   ☐